EXHIBIT 99.1

PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES

J. Michael Pearson, Chairman and Chief Executive Officer of Valeant Pharmaceuticals International, Inc. (“Valeant”), Howard B. Schiller, Director, Executive Vice President and Chief Financial Officer of Valeant, Ari S. Kellen, Executive Vice President and Company Group Chairman of Valeant, and Laurie W. Little, Senior Vice President, Investor Relations of Valeant, may be deemed “participants” under SEC rules in any solicitation of Allergan, Inc. (“Allergan”) or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan, and the other current directors of Valeant named in the proxy statement for Valeant’s 2013 Annual Meeting filed with the SEC on April 11, 2013 and Mr. Fred Hassan may be deemed “participants” under SEC rules in any solicitation of Valeant shareholders in respect of any such proposal.

Valeant may be deemed to beneficially own the equity securities of Allergan described in Valeant’s statement on Schedule 13D initially filed with the Securities and Exchange Commission on April 21, 2014, as it may be amended from time to time.

Information with respect to the interests of the individuals listed above in Valeant may be found in the proxy statement referred to above and in the proxy statement for Valeant’s 2014 Annual Meeting when it is filed. To Valeant’s knowledge, except for their interests in Valeant as described in such proxy statements and except for (a) Dr. Kellen’s ownership of (i) 46,811 Valeant common shares, (ii) 46,811 unvested restricted stock units, (iii) 75,000 unvested performance share units and (iv) 75,000 unvested performance share units which are subject to shareholders’ approval at the 2014 annual shareholders’ meeting and (b) Ms. Little’s ownership of 40,133 Valeant common shares, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Allergan or Valeant or the matters to be acted upon, if any, in connection with a potential Valeant-Allergan business combination. If additional persons related to Valeant become participants in any solicitation of Allergan or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan, information about those persons and their interests in Allergan and Valeant will be set forth in a proxy statement with respect to such solicitation filed by Valeant (if and when it becomes available).